EXHIBIT 99.1

Exercise in Full of the Underwriters Over-Allotment Option

Virginia City, NV (February 22, 2012) - Comstock Mining Inc. (the “Company”) (NYSE AMEX: LODE) announced today that the underwriters of its previously completed public offering of common stock have exercised their option to purchase an additional 1,184,211 shares to cover over-allotments at a public offering price of $1.90 per share. As a result, the company will issue a total of 9,078,948 shares in the offering and will receive aggregate net proceeds, after underwriting discounts and commissions, before expenses, of approximately $16.2 million. The exercise of the over-allotment option is expected to close on February 24, 2012, subject to the satisfaction of customary closing conditions.

Global Hunter Securities, LLC, Moelis & Company LLC and Aegis Capital Corp. acted as joint-book running managers for the offering.

The offering is being made pursuant to the Company’s shelf registration statement previously declared effective by the Securities and Exchange Commission (the “SEC”). A prospectus supplement relating to the offering has been filed with the SEC. Copies of the prospectus supplement and the accompanying prospectus may be obtained by contacting: Global Hunter Securities, LLC, 777 Third Avenue, New York, NY 10017, 646-264-5600.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any shares of the Company’s common stock, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and a related prospectus supplement, which have or will be filed with the SEC.

About Comstock Mining Inc.

Comstock Mining Inc. is a Nevada-based gold and silver mining company with extensive, contiguous property in the Comstock District. The Company began acquiring properties in the Comstock District in 2003. Since then, the Company has consolidated a significant portion of the Comstock District, amassed the single largest known repository of historical and current geological data on the Comstock region, secured permits, built an infrastructure and brought the exploration project into test mining production. The Company continues acquiring additional properties in the district, expanding its footprint and creating opportunities for exploration and mining. The goal of its strategic plan is to deliver stockholder value by validating qualified resources (at least measured and indicated) and reserves (probable and proven) of 3,250,000 gold equivalent ounces by 2013, and commencing commercial mining and processing operations with annual production rates of 20,000 gold equivalent ounces.

Contact information for Comstock Mining Inc.: P.O. Box 1118 Virginia City, NV 89440 info@comstockmining.com http://www.comstockmining.com

Doug McQuide	Corrado DeGasperis
Director of Marketing and Public Relations	President & CEO
Tel (775) 847-7376	Tel (775) 847 4755
mcquide@comstockmining.com	degasperis@comstockmining.com

 PO Box 1118 • 1200 American Flat Rd • Virginia City, NV 89440 Investors (775) 847-4755 • Facsimile (800) 750-5740